                                        FILED PURSUANT TO RULE 424(b)(3) and (c)
                                                     REGISTRATION NO. 333-106504

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JULY 23, 2003)

                                  $300,000,000

                          THE WILLIAMS COMPANIES, INC.
           5.50% JUNIOR SUBORDINATED CONVERTIBLE DEBENTURES DUE 2033
                 AND THE COMMON SHARES ISSUABLE UPON CONVERSION
                         OF THE CONVERTIBLE DEBENTURES

                             ---------------------

     This prospectus supplement relates to the resale by the holders of 5.50% Junior Subordinated Convertible Debentures due 2033 of The Williams Companies, Inc. and the shares of common stock issuable upon the conversion of the convertible debentures.

     This prospectus supplement should be read in conjunction with the prospectus dated July 23, 2003, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendment or supplement thereto. The terms of the convertible debentures are set forth in the prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is supplemented by the information appearing in the table below. The information below was furnished to us by the selling securityholders listed below on or before October 23, 2003:

                                                                                                  PERCENT OF
                                                              PRINCIPAL AMOUNT    NUMBER OF       SHARES OF
                                                               OF CONVERTIBLE     SHARES OF      COMMON STOCK
NAME                                                           DEBENTURES(1)     COMMON STOCK   OUTSTANDING(2)
----                                                          ----------------   ------------   --------------
                                                                   (IN $)
Jersey (IMA) Ltd. ..........................................   $1,250,000.00      114,767.50         0.02%
LibertyView Funds L.P. .....................................   $1,250,000.00      114,767.50         0.02%
Aviator Fund Management, L.P. ..............................   $1,500,000.00      137,721.00         0.03%

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(1) Represents the aggregate principal dollar amount of convertible debentures at issuance.

(2) Calculated in accordance with Rule 13d-3(d)(i) of the Exchange Act, using 518,171,646 common shares outstanding as of October 23, 2003. In calculating this amount, we treated as outstanding the number of common shares issuable upon conversion of all of that holder's convertible debentures while assuming that no other holder of convertible debentures converted.

     INVESTING IN THE CONVERTIBLE DEBENTURES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

           The date of this prospectus supplement is October 23, 2003